EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts Media: Doug Morris Gavin Anderson & Company 212-515-1964

Investors: Allison Malkin/Chad Jacobs Integrated Corporate Relations 203-222-9013

WARNACO NAMES LAWRENCE RUTKOWSKI AS CHIEF FINANCIAL OFFICER

NEW YORK – September 15, 2003 – The Warnaco Group, Inc. (NASDAQ: WRNC) today announced that it has named Lawrence Rutkowski as Senior Vice President and Chief Financial Officer.

Mr. Rutkowski, 45, has over 20 years of financial experience at prominent Fortune 1000 corporations, including senior management positions at National Broadcasting Company/General Electric and Walt Disney Studios. Most recently, he served as Executive Vice President and Chief Financial Officer at Primedia, Inc.

He will succeed Jim Fogarty, who has served as Senior Vice President and Chief Financial Officer since December 2001. As previously reported, following an orderly transition, Mr. Fogarty will return to Alvarez & Marsal, Inc., a leading turnaround and crisis management consulting firm where he is a Managing Director.

Mr. Rutkowski holds an M.B.A. from Michigan State University and received a B.A. from the University of Michigan.

Joe Gromek, Warnaco’s President and Chief Executive Officer, said, “Larry brings to Warnaco a wealth of global financial experience in senior management positions at substantial public companies, and his strong financial management skills and experience make him an ideal fit for Warnaco. We thank Jim for his dedicated service to Warnaco and welcome Larry to our management team.”

Mr. Rutkowski said, “I am delighted to join Warnaco – a revitalized market leader with a solid financial platform and portfolio of leading brands. I am very much looking forward to working with Joe and the rest of the Warnaco team.”

About The Warnaco Group, Inc.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear, better dresses and accessories sold under such owned and licensed brands as Warner’s®, Olga®, Lejaby®, Body Nancy Ganz™, Chaps Ralph Lauren®, Calvin Klein® men’s and women’s underwear, men’s accessories, men’s, women’s, junior women’s and children’s jeans and women’s and juniors swimwear, Speedo® men’s, women’s and children’s swimwear, sportswear and swimwear accessories, Anne Cole Collection®, Cole of California®, Catalina® and Nautica® swimwear, and A.B.S. by Allen Schwartz® Women’s sportswear and better dresses.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, our expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this press release are considered forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Forward-looking statements and our plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and our business in general is subject to certain risks that could affect the value of our stock.

# # #